
                                                                         EXHIBIT 11

                 KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                    EARNINGS (LOSS) PER SHARE CALCULATION
                          PRIMARY EARNINGS PER SHARE

                                                 FOR THE THREE MONTHS ENDED

                                                   06/30/95       06/30/94
                                                 -----------    -----------


NET INCOME (LOSS)                                $   771,120    $(2,958,754)
LESS DIVIDENDS ON PREFERRED STOCK                   (105,438)      (105,438)
                                                 -----------    -----------
INCOME (LOSS) ATTRIBUTED TO COMMON
  STOCK                                          $   665,682    $(3,064,192)
                                                 ===========    ===========



AVERAGE NUMBER OF COMMON SHARES
  AND COMMON SHARE EQUIVALENTS
  OUTSTANDING:
  AVERAGE COMMON SHARES
    OUTSTANDING                                   11,434,115     11,056,762
  COMMON SHARE EQUIVALENTS
    (AFTER APPLICATION OF
    TREASURY STOCK METHOD)                           190,843            N/A
                                                 -----------    -----------


AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING                                     11,624,958     11,056,762
                                                 ===========    ===========


PRIMARY INCOME (LOSS) PER SHARE <F1>:                  $0.06         $(0.28)
                                                       =====         ======


<F1>   THE TWO-CLASS METHOD FOR CLASS A AND CLASS B COMMON STOCK IS NOT
       PRESENTED BECAUSE THE EARNINGS (LOSS) PER SHARE ARE EQUIVALENT TO THE IF CONVERTED METHOD SINCE DIVIDENDS WERE NOT DECLARED OR PAID AND EACH CLASS OF COMMON STOCK HAS EQUAL OWNERSHIP OF THE COMPANY.

                                    15